Schedule B
DISTRIBUTION AND SERVICE PLAN
(Rule 12b-1 Plan)

(as amended on June 13, 2018, to add the Pzena International Small Cap Value Fund)

Series or Fund of Advisors Series Trust
Pzena Mid Cap Value Fund
Pzena Emerging Markets Value Fund
Pzena Long/Short Value Fund
Pzena Small Cap Value Fund
Pzena International Small Cap Value Fund

ADVISORS SERIES TRUST
on behalf of the Funds listed on Schedule B

By:           /s/ Douglas G. Hess
Name:      Douglas G. Hess
Title:        President